                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)*


                                   Cato Corp
                                   ---------
                                (Name of Issuer)

                                 Common Stock
                                 ------------
                         (Title of Class of Securities)

                                   149205106
                                   ---------
                                 (CUSIP Number)

  CUSIP NO. 149205106                   13G
            ---------


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      NAME OF REPORTING PERSON
 1.   S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

           DePrince, Race and Zolla, Inc.
           59-3299598

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

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      SEC USE ONLY
 3.


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      CITIZENSHIP OR PLACE OF ORGANIZATION

 4.     Incorporated in the State of Florida


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                          SOLE VOTING POWER
                     5.
     NUMBER OF            none

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          none
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING             none

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          none
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      none
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
      No

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IA
------------------------------------------------------------------------------

                                 SCHEDULE 13G

Item 1.

(a) Cato Corp.

(b) 8100 Denmark Road
    Charlotte, NC 28273-5975

Item 2.

(a) DePrince, Race & Zollo, inc.

(b) 201 S. Orange Ave, Suite 850
    Orlando, Fl 32801

(c) USA

(d) common stocks

(e) 149205106

Item 3.
(e) X

Item 4. Ownership

(a) 0 shares
(b) 0%
(c) (i)   0 shares
    (iii) 0 shares

Item 5. Ownership of Five Percent or Less of a Class
N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
N/A

Item 8. Identification and Classification of Members of the Group
N/A

Item 9. Notice of Dissolution of Group
N/A

Item 10. Certification


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                              Date 6/4/01


                                              /s/ John D. Race
                                              ----------------------
                                                          Signature
                                              John D. Race - Partner
                                              ----------------------
                                                          Name/Title